UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

FIRST TRANSACTION MANAGEMENT, INC.

(Name of Registrant as Specified In Its Charter)

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FIRST TRANSACTION MANAGEMENT, INC.
381 SE Crystal Creek Circle
Issaquah, WA 98027
(206) 355-1467

INFORMATION STATEMENT
PURSUANT TO SECTION 14 (C) OF THE SECURITIES EXCHANGE ACT OF 1934

APPROXIMATE DATE OF MAILING: July __, 2008

Dear Shareholders:

          This Information Statement is furnished by the board of directors (the “Board”) of First Transaction Management, Inc., a Delaware corporation (the “Company”), to inform the shareholders of the Company of the approval of certain shareholders’ actions. This Information Statement will be mailed to holders of record of the Company’s common stock, par value $.01 (the “Common Stock”), as of the record date. The record date for determining shareholders entitled to receive this Information Statement has been established as of the close of business on June __, 2008. On that date, the Company had outstanding and entitled to vote 7,983,704 shares of Common Stock. Specifically, this Information Statement relates to the following:

Shareholders’ approval of an amendment to the Company’s certificate of incorporation (a) effectuating a reverse stock split of our outstanding shares of Common Stock on the basis of one (1) post-split share for up to twenty-five (25) pre-split shares (the “Reverse Split”) and (b) increasing the number of shares of capital stock the Company is authorized to issue post the Reverse Split from 16,000,000 to 150,000,000 as provided for herein (the “Increase in Authorized Shares”).

On June __, 2008, one shareholder owning 5,255,947 shares of Common Stock, or approximately 64% of the issued and outstanding shares of Common Stock, consented in writing to the matters described herein. As a result, these matters were approved by the majority required by law and no further votes will be needed

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS
REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

INTERESTS OF CERTAIN PERSONS IN MATTERS ACTED UPON

          The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Split results in any of our shareholders owning a fractional share rounded and adjusted upward to the nearest whole share.

          The Company’s current sole officer and director and controlling shareholder, Susan Schreter, is the holder (the “Holder”) of a note issued by the Company in 2002 to evidence certain advances made by her to the Company. As of May 31, 2008, the outstanding principal and accrued interest due under the note was approximately $1,040,344, and such amount may be converted at any time at the option of the Holder into shares of Common Stock at the rate of $.08 per share. The Company currently has insufficient authorized but unissued shares of Common stock to permit the conversion of the note in full. Upon the effectiveness of the Increase in Authorized Shares, the Holder of the note will be able to convert the note in full, which will result in increasing the Holder’s percentage ownership of the Company and dilute the percentage ownership of the other shareholders of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock as of May 31, 2008 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. This table is based upon information derived from our stock records. Unless otherwise subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)

Susan Schreter	12,022,243(3)	81.5%
All officers and directors as a group (1 person)	12,022,243(3)	81.5%

(1)	The address of the beneficial owner is c/o the Company, 381 SE Crystal Creek Circle, Issaquah, WA 98027.

(2)

Applicable percentage ownership is based on an assumption of 7,258,704 shares of Common Stock outstanding as of May 31, 2008, together with other securities exercisable or convertible into shares of Common Stock within 60 days of such date by each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently obtainable or obtainable within 60 days of May 31, 2008 by exercise or conversion of other securities are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Includes (a) 100,000 shares of Common Stock issuable upon exercise of warrants at $1.50 per share that expire on January 23, 2013 and (b) 6,666,296 shares of Common Stock issuable upon conversion of the outstanding principal and accrued interest under the Company’s note held by the beneficial owner at the rate of $.08 per share, but excludes 6,338,004 shares of Common Stock issuable upon conversion of the note that exceeds the current number of authorized but unissued shares available for issuance.

AMENDMENT TO COMPANY’S CERTIFICATE OF INCORPORATION

REVERSE SPLIT

          The Company is authorized to issue 16,000,000 shares of capital stock consisting of: (i) 15,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), of which 7,983,704 shares of Common Stock and 0 shares of Preferred Stock are issued and outstanding. In order to better position the Company for a possible reverse merger acquisition or other form of business combination, the holder of at least a majority of our outstanding shares of Common Stock on June __, 2008, approved a reverse split of our Common Stock of one (1) post-reverse split share for up to twenty-five (25) pre-reverse split shares (the “Reverse Split”), as a result of which the number of our outstanding shares of Common Stock will decrease from 7,983,704 to up to approximately 319,348 (assuming the maximum reverse split is effected and the exact number may vary slightly on account of rounding).

INCREASE OF AUTHORIZED SHARES

          After giving effect to the Reverse Split, the holder of at least a majority of the shares Common Stock outstanding on June __, 2008, authorized the increase of our shares of authorized capital stock to 150,000,000, of which 125,000,000 would be classified as shares of common stock, par value $.01 per share, and 25,000,000 would be classified as shares of blank check preferred stock, par value $.01 per share.

          The holder of at least the majority of outstanding shares of our Common Stock believes that it is advisable and in the best interests of the Company and it shareholders to effect the Reverse Split and Increase of Authorized Shares in order to provide additional shares that could be issued for raising of additional equity capital or other financing activities, stock dividends or the exercise of stock options and to provide additional shares that could be issued in a reverse merger acquisition or other form of business combination and to better position the Company for future trading should a transaction be entered into and completed. The future issuance of additional shares of Common Stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights.

          THE COMPANY DOES NOT HAVE ANY REVERSE MERGER ACQUISTION OR OTHER FORM OF BUSINESS COMBINATION PENDING AND THERE CAN BE NO ASSURANCE THAT A SUITABLE BUSINESS OPPORTUNITY WILL BE EFFECTED FOLLOWING THE COMPLETION OF THE REVERSE SPLIT AND THE INCREASE IN AUTHORIZED SHARES.

          Attached as Exhibit A and incorporated herein by reference is the text of the Amended and Restated Certificate of Incorporation (the “Restated Certificate”) as approved by the holder of at least a majority of our outstanding shares of Common Stock. The Reverse Split and Increase in Authorized Shares will be effected by filing the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware which is expected to occur approximately twenty (20) days after the mailing of this Information Statement. The Reverse Stock Split and the Increase in authorized Shares will become effective upon such filing.

EFFECTS OF AMENDMENTS

The following table summarizes the principle effects of the: (i) Reverse Split; and (ii) Increase in the Authorized Shares:

	Pre-Reverse	Post-Reverse*

Common Shares

Issued and Outstanding	7,983,704	319,348
Authorized	15,000,000	125,000,000

Preferred Shares

Issued and Outstanding	0	0
Authorized	1,000,000	25,000,000

*Assumes a maximum Reverse Split of 25 pre-reverse shares for 1 post-reverse share.

POTENTIAL ANTI-TAKEOVER EFFECTS OF THE REVERSE SPLIT AND THE INCREASE IN
AUTHORIZED SHARES

          The implementation of the Reverse Split and the Increase in Authorized Shares will have the effect of increasing the proportion of unissued authorized shares to issued shares. Under certain circumstances this may have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board, including a transaction that may be favored by a majority of our shareholders or in which our shareholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board could issue and sell shares, thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board or such a transaction.

          In addition, the Delaware General Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between a corporation on the one hand and another company which is, or is an affiliate of, a beneficial holder of 15% or more of that corporation’s voting power (defined as an “Interested Stockholder”) for three years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by the corporation’s board of directors or the transaction is approved by a majority of such corporation’s shareholders (excluding the Interested Stockholder). These provisions prohibiting Interested Stockholder transactions could also preserve management’s control of the Company.

          Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, the proposed amendments to our certificate of incorporation is not in response to any effort of which we are aware to accumulate the shares of our Common Stock or obtain control of the Company. There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

          The Board does not intend to use the consolidation as a part of or first step in a “going private” transaction pursuant to Rule 13e-3under the Securities Exchange Act of 1934, as amended. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use the additional authorized shares for any acquisition, merger or consolidation.

EXCHANGE OF STOCK CERTIFICATES

          Upon filing of the Restated Certificate with the Secretary of State of Delaware, each outstanding certificate representing shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse split shares of Common Stock. Accordingly, shareholders may, but need not, surrender and exchange their certificates representing shares of existing Common Stock. SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE TO THE COMPANY OR THE COMPANY’S TRANSFER AGENT UNTIL REQUESTED TO DO SO. No service charge will be payable by shareholders in connection with the exchange of certificates as all costs will be borne by the Company.

NO FRACTIONAL SHARES; NO REDUCTION TO ZERO

          No fractional shares will be issued as a result of the Reverse Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of post-Reverse Split Common Stock to shareholders who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock following the Reverse Split, any fractional shares which result from the reverse split will be rounded up to the nearest whole share. Any shareholder who holds less than the selected exchange ratio will be entitled to receive one share.

ABSENCE OF DISSENTERS’ RIGHTS

          No dissenters’ or appraisal rights are available to our stockholders under the Delaware General Corporation Law in connection with the proposed amendment to our certificate of incorporation to effect the Reverse Split and the Increase in Authorized Shares.

COSTS AND MAILING

          The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company has asked or will ask all brokers and other custodians, nominees and fiduciaries to forward this Information statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

HOUSEHOLDING INFORMATION

          Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of the Common Stock who share the same address or household may not receive separate copies of this Information Statement. The Company will promptly deliver an additional copy of this Information Statement and the accompanying materials to a beneficial holder at a shared address upon written or oral request. A beneficial holder who wishes to receive a separate copy, or holders sharing an address who are currently receiving multiple copies and wish to receive a single copy of this or future proxy materials should submit a written request to Susan Schreter, First Transaction Management, Inc., 381 SE Crystal Creek Circle, Issaquah, WA 98027 or call (206) 355-1467.

By Order of the Board of Directors:

First Transaction Management, Inc.

By:	/s/ Susan Schreter

Susan Schreter, Chief Executive Officer

July [___], 2008

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FIRST TRANSACTION MANAGEMENT, INC.

          This Amended and Restated Certificate of Incorporation of First Transaction Management, Inc. was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware (the “GCLD”) and by the written consent of the holder of at least a majority of the issued and outstanding shares entitled to vote thereon in accordance with Section 228 of the GCLD.

          The following Amended and Restated Certificate of Incorporation amends, restates and supersedes the original Certificate of Incorporation, as amended, of First Transaction Management, Inc., in its entirety as follows:

          FIRST:          The name of the corporation is First Transaction Management, Inc. (hereinafter called the “Corporation”).

          SECOND:     The registered office of the Corporation is to be located at 9 East Lookerman Street, in the City of Dover, in the County of Kent, in the State of Delaware 19901. The name of its registered agent at that address is National Corporate Research, Ltd.

          THIRD:         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH:     The Corporation shall have authority to issue an aggregate of One Hundred Fifty Million (150,000,000) shares of capital stock, of which Twenty Five Million (25,000,000) shares shall be classified as Preferred Stock, par value $.01 per share, and One Hundred Twenty Five Million (125,000,000) shares shall be classified as Common Stock, par Value $.01 per share.

          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock of the Corporation are set forth in the following provisions:

A.	PREFERRED STOCK

           I.         The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Stock in series and by filing a certificate pursuant to the Delaware General Corporation Law to establish the number of shares to be included in each series. The Preferred Stock may be issued either as a class without series, or if so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term “Preferred Stock” is used in this Amended and Restated Certificate of Incorporation, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both unless the context shall otherwise require.

           II.        There is hereby expressly granted to the Board of Directors authority to fix the voting power, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of said Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issuance of said Preferred Stock.

B.	COMMON STOCK

           I.          Subject to the provisions of law and the preferences of the Preferred Stock, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

           II.        The Board of Directors of the Corporation is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Corporation from the authorized capital stock or number of shares of the Corporation in the manner provided for in the General Corporation Law of Delaware.

C.	General

           I.         No holder of Common Stock or Preferred Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized.

           II.        Subject to the provisions of law and the foregoing provisions of this Amended and Restated Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock or Common Stock, from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

          FIFTH:          The name and mailing address of the incorporator is: Karen S. Johnson, c/o Bryan Cave LLP, 245 Park Avenue, New York, New York 10167-0034.

          SIXTH:         The election of directors need not be by written ballot unless the by-laws so provide.

          SEVENTH:  The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal by-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

          EIGHTH:     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

          NINTH:       Anything to the contrary in this Amended and Restated Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Ninth shall not affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification or repeal.

          IN WITNESS WHEREOF, First Transaction Management, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this __ day of ______, 2008. This Amended and Restated Certificate of Incorporation shall become effective as of _____________, 2008.

By:

Chairman of the Board and
Chief Executive Officer